Exhibit 99.1

Contact:

Dennis A. Dysart	M. Shane Bell
Interim Chief Executive Officer	Chief Financial Officer
(540) 465-9121	(540) 465-9121
ddysart@therespowerinone.com	sbell@therespowerinone.com

News Release
January 31, 2011

FIRST NATIONAL CORPORATION ANNOUNCES $6.2 MILLION LOSS FOR THE FOURTH QUARTER FROM CREDIT-RELATED CHARGES

Strasburg, Virginia (January 31, 2011) --- First National Corporation (the “Company”) (OTCBB: FXNC) announced today that it recorded an $11.6 million pre-tax charge to earnings, which resulted in a net loss available to common shareholders of $6.2 million for the fourth quarter of 2010, or $2.12 per basic and diluted share.  The Company took this action to proactively address problem loans and foreclosed properties that resulted from weak economic conditions in its market area.  The charge to earnings was comprised of a $9.1 million provision for loan losses and a $2.5 million provision for other real estate owned.  Net income available to common shareholders totaled $837 thousand, or $0.28 per basic and diluted share, for the same period in 2009.

“The Company is aggressively dealing with problem loans and foreclosed properties,” said Dennis A. Dysart, interim Chief Executive Officer of First National Corporation.  “Despite this charge to earnings, both core operating earnings and capital levels remain strong.  With the increase in provision for loan losses, the allowance for loan losses increased from 1.96% of gross loans at September 30, 2010, to 3.69% at December 31, 2010.  We believe that the allowance has been raised to a level that provides prudent coverage of the risks in the loan portfolio, and that foreclosed properties have been charged-down to reflect current market conditions.”

Core operating results increased 26% to $2.4 million for the fourth quarter of 2010, up from $1.9 million for the fourth quarter of 2009.   Dysart continued, “We are pleased with another quarter of solid core earnings.  Revenues are 8% higher than the same quarter a year ago, driven by a strong net interest margin and higher fee income.  Expense control efforts also contributed to financial performance as noninterest expenses were unchanged when compared to the fourth quarter of 2009, excluding the provision for other real estate owned for both periods.”

Core operating results are measured by income before taxes, less non-recurring items, provision for loan losses and provision for other real estate owned.

Quarterly Performance

Fourth quarter 2010 earnings were $7.1 million lower than the same quarter of 2009:

●	Provision for loan losses was $8.9 million higher
●	Noninterest expense was $2.3 million higher
●	Net interest income was $366 thousand higher
●	Noninterest income was $151 thousand higher

The decrease in fourth quarter 2010 earnings compared to fourth quarter 2009 resulted from a higher provision for loan losses and a higher provision for other real estate owned.   Net interest income increased 8% and noninterest income increased 10% when comparing the two periods.  Return on assets and return on equity were -4.37% and -43.93%, respectively, for the fourth quarter of 2010, compared to 0.76% and 7.75% for the same quarter in 2009.

Net interest income increased 8% to $5.3 million for the fourth quarter of 2010 compared to $4.9 million for the same quarter of 2009.  The net interest margin was 29 basis points higher and average interest-earning assets were $4.0 million lower when comparing the two periods.  The margin was 4.12% for the quarter ended December 31, 2010 compared to 3.83% for the same period of 2009.  The margin improvement was primarily the result of a decline in the cost of funding earning assets.

Noninterest income totaled $1.7 million for the fourth quarter of 2010, an increase of 10%, compared to $1.6 million for the same quarter of 2009.  The increase in noninterest income resulted primarily from higher ATM and check card fee income and net gains on sales of loans.  Excluding the provision for other real estate owned, noninterest expense was unchanged for the fourth quarter of 2010 when compared to the same quarter of 2009.

Net charge-offs were $1.7 million for the fourth quarter of 2010 compared to $321 thousand for the same quarter of 2009.  Nonperforming assets totaled $14.8 million compared to $14.5 million one year ago.  The allowance for loan losses totaled $16.0 million or 3.69% of total loans at December 31, 2010, compared to $7.1 million or 1.60% of total loans at December 31, 2009.  The loan loss provision totaled $9.1 million for the fourth quarter of 2010 compared to $246 thousand for the same period in 2009.  The higher provision for loan losses was primarily attributable to allocating specific reserves on impaired loans during the quarter.  The Company has focused on aggressively identifying and reserving for problem loans.

Year-to-Date Performance

Net income was $5.7 million lower than the previous year:

●	Provision for loan losses was $9.4 million higher
●	Net interest income was $2.2 million higher
●	Noninterest expense was $1.8 million higher
●	Noninterest income was $486 thousand higher

For the year ended December 31, 2010, net loss totaled $3.5 million compared to $2.1 million in net income for the same period in 2009.  After the effective dividend on preferred stock, net loss available to common shareholders was $4.4 million, or $1.51 per basic and diluted share, compared to $1.4 million, or $0.49 per basic and diluted share, for the same period in 2009.  Return on assets was -0.65% for the year ended December 31, 2010 compared to 0.39% for the same period in 2009, and return on equity was -6.42% for the year ended December 31, 2010 compared to 4.27% for the same period in 2009.

Net interest income increased 12% to $20.5 million for the year ended December 31, 2010 compared to $18.3 million for the same period in 2009.  The net interest margin was 47 basis points higher while average interest-earning assets were $6.9 million lower when comparing the two periods.  The net interest margin was 4.09% for the year ended December 31, 2010, compared to 3.62% for the same period in 2009. The provision for loan losses totaled $11.7 million for the year ended December 31, 2010 compared to $2.3 million for the same period in 2009.

Noninterest income increased 9% to $6.1 million for the year ended December 31, 2010 from $5.6 million for the same period in 2009.  This increase was attributable to higher ATM and check card and trust and investment advisory fee income.  Noninterest expense was relatively unchanged for the year ended December 31, 2010, compared to the same period in 2009, when excluding the provision for other real estate owned.  The provision for other real estate owned totaled $2.6 million for the year ended December 31, 2010 compared to $994 thousand for the same period in 2009.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2009, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest and dividend income
Interest and fees on loans	$6,230	$6,317	$24,958	$24,691
Interest on federal funds sold	1	1	2	5
Interest on deposits in banks	6	1	15	1
Interest and dividends on securities available for sale:
Taxable interest	424	516	1,722	2,092
Tax-exempt interest	122	147	541	576
Dividends	18	17	61	49
Total interest and dividend income	$6,801	$6,999	$27,299	$27,414

Interest expense
Interest on deposits	$1,329	$1,800	$5,903	$7,753
Interest on federal funds purchased	-	2	12	37
Interest on company obligated mandatorily redeemable capital securities	110	109	439	470
Interest on other borrowings	104	196	460	824
Total interest expense	$1,543	$2,107	$6,814	$9,084

Net interest income	$5,258	$4,892	$20,485	$18,330
Provision for loan losses	9,120	246	11,731	2,300
Net interest income (loss) after provision for loan losses	$(3,862)	$4,646	$8,754	$16,030

Noninterest income
Service charges on deposit accounts	$659	$694	$2,618	$2,539
ATM and check card fees	374	309	1,432	1,196
Trust and investment advisory fees	310	274	1,244	1,126
Fees for other customer services	88	112	327	333
Gains on sale of loans	122	64	263	210
Gains (losses) on sale of securities available for sale	-	-	(7)	10
Gains on sale of premises and equipment	-	-	-	9
Gains (losses) on sale of other real estate owned, net	4	-	(19)	-
Other operating income	159	112	205	154
Total noninterest income	$1,716	$1,565	$6,063	$5,577

Noninterest expense
Salaries and employee benefits	$2,324	$2,113	$9,080	$8,697
Occupancy	336	359	1,389	1,348
Equipment	337	364	1,372	1,416
Marketing	109	141	503	532
Stationery and supplies Legal and professional fees	83 172	109 261	375 802	507 880
ATM and check card fees	222	182	827	734
FDIC assessment	182	370	730	973
Provision for other real estate owned	2,489	176	2,640	994
Other operating expense	831	665	2,824	2,622
Total noninterest expense	$7,085	$4,740	$20,542	$18,703

Income (loss) before income taxes	$(9,231)	$1,471	$(5,725)	$2,904
Income tax provision (benefit)	(3,221)	414	(2,177)	755
Net income (loss)	$(6,010)	$1,057	$(3,548)	$2,149
Effective dividend and accretion on preferred stock	222	220	886	704
Net income (loss) available to common shareholders	$(6,232)	$837	$(4,434)	$1,445

Common Share and Per Common Share Data
Net income (loss), basic and diluted	$(2.12)	$0.28	$(1.51)	$0.49
Shares outstanding at period end	2,948,901	2,931,721	2,948,901	2,931,721
Weighted average shares, basic and diluted	2,945,966	2,927,079	2,939,561	2,921,129
Book value at period end	$11.67	$13.92	$11.67	$13.92
Cash dividends	$0.14	$0.14	$0.56	$0.56

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Key Performance Ratios
Return on average assets	(4.37%)	0.76%	(0.65%)	0.39%
Return on average equity	(43.93%)	7.75%	(6.42%)	4.27%
Net interest margin	4.12%	3.83%	4.09%	3.62%
Efficiency ratio (1)	65.41%	69.74%	66.56%	73.10%

Asset Quality
Loan charge-offs	$1,743	$369	$3,063	$1,142
Loan recoveries	64	48	261	298
Net charge-offs	1,679	321	2,802	844
Non-accrual loans	10,817	8,273	10,817	8,273
Other real estate owned, net	3,961	6,261	3,961	6,261
Repossessed assets	30	8	30	8
Nonperforming assets	14,808	14,542	14,808	14,542

Average Balances
Average assets	$545,438	$549,094	$545,144	$549,598
Average earning assets	512,199	516,174	509,224	516,147
Average shareholders’ equity	54,282	53,938	55,246	50,311

	(unaudited)
	December 31, 2010	December 31, 2009
Capital Ratios
Tier 1 capital	$57,522	$63,118
Total capital	63,213	68,892
Total capital to risk-weighted assets	14.21%	14.96%
Tier 1 capital to risk-weighted assets	12.93%	13.70%
Leverage ratio	10.55%	11.50%

Balance Sheet
Cash and due from banks	$5,048	$6,100
Interest-bearing deposits in banks	10,949	8,877
Federal funds sold	7,500	-
Securities available for sale, at fair value	60,420	60,129
Restricted securities, at cost	3,153	3,426
Loans held for sale	271	210
Loans, net of allowance for loan losses	418,994	436,129
Premises and equipment, net	20,302	21,148
Interest receivable	1,751	1,710
Other assets	16,296	14,945
Total assets	$544,684	$552,674

Noninterest-bearing demand deposits	$78,964	$81,101
Savings and interest-bearing demand deposits	178,685	146,056
Time deposits	205,851	236,729
Total deposits	$463,500	$463,886
Other borrowings	20,122	20,186
Company obligated mandatorily redeemable capital securities	9,279	9,279
Accrued expenses and other liabilities	3,230	4,516
Total liabilities	$496,131	$497,867

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	December 31, 2010	December 31, 2009
Balance Sheet (continued)
Preferred stock	$14,127	$13,998
Common stock	3,686	3,664
Surplus	1,582	1,418
Retained earnings	29,024	35,104
Unearned ESOP shares	-	(42)
Accumulated other comprehensive income, net	134	665
Total shareholders’ equity	$48,553	$54,807

Total liabilities and shareholders’ equity	$544,684	$552,674

Loan Data
Mortgage loans on real estate:
Construction	$52,591	$55,057
Secured by farm land	6,207	1,281
Secured by 1-4 family residential	121,506	118,675
Other real estate loans	201,164	200,001
Loans to farmers (except those secured by real estate)	2,421	3,530
Commercial and industrial loans (except those secured by real estate)	37,375	48,746
Consumer installment loans	12,648	13,619
Deposit overdrafts	231	157
All other loans	887	2,169
Total loans	$435,030	$443,235
Allowance for loan losses	16,036	7,106
Loans, net	$418,994	$436,129

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on securities, premises and equipment and other real estate owned. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2010 and 2009 was 34%.  Net interest income on a tax equivalent basis was $5,316 and $4,978 for the three months ended December 31, 2010 and 2009, respectively, and $20,806 and $18,668 for the year ended December 31, 2010 and 2009, respectively. Noninterest income excluding securities, premises and equipment and other real estate owned gains and losses was $1,712 and $1,565 for the three months ended December 31, 2010 and 2009, respectively, and $6,089 and $5,558 for the year ended December 31, 2010 and 2009, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.